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                                                                 Exhibit 2(b)

                        AMENDMENT TO FORMATION AGREEMENT


                 This AMENDMENT TO FORMATION AGREEMENT ("Amendment") is made and entered into as of November 16, 1994 by and among Telefonaktiebolaget L M Ericsson, a corporation organized under the laws of the Kingdom of Sweden ("Ericsson"), Ericsson GE Mobile Communications Inc., a corporation organized under the laws of the State of Delaware ("EGE"), Ericsson GE Holding Inc., a corporation organized under the laws of the State of Delaware ("EHU"), Raychem Corporation, a corporation organized under the laws of the State of Delaware ("Raychem"), and Raynet International, Inc., a corporation organized under the laws of the State of California ("Raynet"), and the successor to Raynet Corporation which was merged with and into Raynet on November 15, 1994.


                              W I T N E S S E T H:

                 WHEREAS, the parties to this Amendment are parties to or, in the case of Raynet, the successor of a party to, a Formation Agreement dated as of October 10, 1994 (the "Agreement"); and

                 WHEREAS, the parties desire to amend the Agreement in certain respects;

                 NOW, THEREFORE, the parties agree as follows:


                                   ARTICLE 1

                                  Definitions

                 Capitalized terms used herein without definition have the meanings assigned in the Agreement.


                                   ARTICLE 2

                            Amendments to Agreement

                 The Agreement is amended as follows:

                 2.1 The definition of "Included Assets" is amended by deleting the final sentence thereof, which reads: "A detailed list of all of the Included Assets (as of June 30, 1994) is set forth on Annex A hereto."

                 2.2 The definition of "Included Liabilities" is amended by inserting after the words "all liabilities for products sold prior to the Closing Date alleged to be defective for any reason" the words "(to the extent in excess of reserves on Raynet's balance sheet as of the Closing Date)."
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                 2.3      Section 2.2(c) is amended by deleting the words "and
JV shall assume and agree to pay, perform and discharge when due the Assumed Liabilities."

                 2.4 Section 2.3(e) is amended by replacing the words "EHU or Raynet, as the case may be," with the word "Raynet."

                 2.5      Section 2.5 is amended as follows:

                          (a) The words "transfer their customer contracts and
personal property leases," are inserted after the words "make arrangements with Ericsson to."

                          (b) The word "assets" is replaced by the words
"fixed assets and inventories (in each case at their net book value)".

                          (c) The words "prior to the Closing Date" are
replaced by the words "as soon as practicable after the Closing Date."

                          (d) The following is added at the end of the Section:

         "During the period from and after the Closing and prior to the actual transfer of such employees, the fully burdened costs associated with the employees of Raynet's subsidiary in Belgium shall be for the account of and reimbursed by the JV and the fully burdened cost associated with the employees of Raynet's subsidiaries in U.K., Spain and France shall be for the account of and reimbursed by the Ericsson subsidiaries in those countries.

                 2.6 Section 2.6 is amended by replacing the words "Joint Venture" with the word "JV."

                 2.7 Paragraph (a) of Section 3.5 is amended by adding the following after the first sentence: "A copy of Raynet's June 30, 1994 Financial Statements is set forth in Schedule 3.5."

                 2.8      Section 3.16 is amended as follows:

                          (a) All references to "the Company" are changed to
read "Raynet."

                          (b) All references to "Subsidiary" or "Subsidiaries"
are changed to read "subsidiary" or "subsidiaries" as the case may be.

                          (c) In paragraph (a), the reference to Schedule
3.16(a) is amended to refer to Schedule 3.16.





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                          (d) In paragraph (d), the words "Raynet Closing
Balance Sheet" are replaced by the words "balance sheet as of the Closing
Date."

                          (e) In paragraph (f), the words "Neither Raynet nor
Raynet International, Inc. has any" are replaced by the words "Raynet has no."

                 2.9 Section 3.23 is amended by deleting the sentence which reads:

         "Schedule 3.23 also sets forth the amounts outstanding pursuant to the revolving credit agreement between Raynet and Raychem and pursuant to any other financing arrangement between Raynet and its subsidiaries, on the one hand, and Raychem and its Affiliates (other than Raynet) on the other hand."

                 2.10 Section 3.24 is amended by adding the following sentence at the end thereof: "Except for the ongoing BellSouth agreements listed in Schedule 1, there are no ongoing contracts or agreements with BellSouth that will be binding upon the JV after the Closing."

                 2.11     Section 5.1 is amended as follows:

                          (a) The words "employees, agents and representatives"
are replaced by the word "Representatives."

                          (b) The words "the Confidentiality Agreement" are
replaced by the words "Section 5.2."

                 2.12     Section 5.14 is amended by changing the reference to
Exhibit 5 to read Exhibit 3.

                 2.12     Section 5.15 is amended as follows:

                          (a) In clause (iii) of paragraph (a), the word
"Raychem" is replaced by the word "Raynet."

                          (b) In paragraph (d), the word "Joint Venture" is
replaced by the word "JV."

                 2.13 Section 6.2 is amended by replacing the words "by authorized officers of EGE and EHU" by the words "by authorized officers of Ericsson, EGE and EHU."

                 2.14 Section 9.3 is amended by replacing the last sentence with the following: "When used in this Agreement, the word 'Raynet' means Raynet Corporation and Raynet International, Inc. together, for all purposes, including the representations made in Article 3."





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                                   ARTICLE 3

                         No Other Changes; Counterparts

                 3.1 Except as expressly set forth herein, the Agreement remains in full force and effect in accordance with its terms.

                 3.2 This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each fully executed counterpart shall be deemed an original.


                 IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf by one of its officers thereunto duly authorized, all as of the date and year first above written.


TELEFONAKTIEBOLAGET L M                RAYCHEM CORPORATION
ERICSSON


By:     /s/ JOHAN BRUNDELL              By:    /s/ RAYMOND SIMS
    ------------------------               ------------------------
Name:  Johan Brundell                  Name:   Raymond Sims
Title: Director of Ericsson            Title:  Senior Vice President/CFO
       Legal Services

ERICSSON GE MOBILE                     RAYNET CORPORATION
COMMUNICATIONS INC.


By:    /s/ JOHAN BRUNDELL              By:     /s/ R. G. KELSCH
    ------------------------               ------------------------
Name:  Johan Brundell                  Name:   R. G. Kelsch
Title: Vice President and Attorney-    Title:  President
       in-fact

ERICSSON GE HOLDING INC.


By:    /s/ JOHAN BRUNDELL
    ------------------------
Name:  Johan Brundell
Title: Vice President and Attorney-in-fact





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